                             UNDERWRITING AGREEMENT

                                                                  March 11, 2002



Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia  22107

Ladies and Gentlemen:

         We (the "Representatives") are acting on behalf of the underwriters (including ourselves) named below (such underwriters being herein called the "Underwriters"). We understand that Gannett Co., Inc., a Delaware corporation (the "Company"), proposes to issue and sell $600,000,000 aggregate principal amount of 4.950% Notes due 2005, $700,000,000 aggregate principal amount of 5.500% Notes due 2007 and $500,000,000 aggregate principal amount of 6.375% Notes due 2012 (collectively, the "Offered Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the principal amounts of the Offered Securities set forth below opposite their names at a purchase price equal to 99.571% of the principal amount of such Offered Securities in the case of the 4.950% Notes due 2005, 98.931% in the case of the 5.500% Notes due 2007 and 99.099% in the case of the 6.375% Notes due 2012:

                                        Principal Amount                Principal Amount                Principal Amount
Name                                    of 4.950% Notes due 2005        of 5.500% Notes due 2007        of  6.375% Notes due 2012
----                                    ------------------------        ------------------------        -------------------------
Banc of America Securities LLC          $165,000,000                    $192,500,000                    $137,500,000
J. P. Morgan Securities Inc.            $165,000,000                    $192,500,000                    $137,500,000
Banc One Capital Markets, Inc.          $120,000,000                    $140,000,000                    $100,000,000
Barclays Capital Inc.                   $ 60,000,000                    $ 70,000,000                    $ 50,000,000
HSBC Securities (USA) Inc.              $ 48,387,060                    $ 56,451,570                    $ 40,322,550
Fleet Securities, Inc.                  $ 22,887,134                    $ 26,701,656                    $ 19,072,612
SunTrust Capital Markets, Inc.          $ 18,725,806                    $ 21,846,774                    $ 15,604,838
                                                                                                        ------------
                        Totals          $600,000,000                    $700,000,000                    $500,000,000
                                        ============                    ============                    ============

         The Underwriters will pay for such Offered Securities upon delivery thereof at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 at 10:00 A.M. (New York time) on March 14, 2002, or at such other time as shall be jointly designated by the Representatives and the Company.

         Payment for the offered securities will be made in immediately available funds.


         The 4.950% Notes due 2005 shall have the following terms:

         Maturity:  April 1, 2005
         Interest Rate:  4.950%
         Interest Payment Dates:  April 1 and October 1, commencing
                                  October 1, 2002
         Redemption Provisions:  None


         The 5.500% Notes due 2007 shall have the following terms:

         Maturity:  April 1, 2007
         Interest Rate:  5.500%
         Interest Payment Dates:  April 1 and October 1, commencing
                                  October 1, 2002
         Redemption Provisions:  None


         The 6.375% Notes due 2012 shall have the following terms:

         Maturity:  April 1, 2012
         Interest Rate:  6.375%
         Interest Payment Dates:  April 1 and October 1, commencing
                                  October 1, 2002
         Redemption Provisions:  None


         All the provisions contained in the document entitled Gannett Co., Inc. Underwriting Agreement Standard Provisions (Debt and/or Warrants) dated December 1, 1986 (the "Underwriting Agreement Standard Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; provided, however, the Underwriting Agreement Standard Provisions shall be amended, for purposes of this Underwriting Agreement only, as follows:

         (1) Section I shall be amended by adding "and as amended by a Second Supplemental Indenture dated as of June 1, 1995" after the words "November 5, 1986".

         (2) Section V(b) shall be amended by deleting everything after the words "Commission."

         (3) Section V is hereby amended by adding thereto at the end thereof the following new paragraph (h):

                     (h) The prospectus supplement shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the rules and regulations under the Act.

         (4) The first sentence of the first paragraph following Section VII(i) is hereby amended by adding the following after the word "Underwriter" as it first appears: "each officer and director of such Underwriter".

         (5) The third to last paragraph following Section VII(i) is hereby amended by adding the following sentence at the end of such paragraph:

         No indemnifying party may enter into a settlement without the consent of the indemnified party unless it provides for the full release of such indemnified party from any and all claims relating to the subject matter of this Agreement.

         (6) Section VIII is hereby amended by substituting the following in lieu of said Section in its entirety:

         Any Underwriter may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Date, if (i) there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) there has occurred after the time of execution of the Underwriting Agreement any outbreak of hostilities or escalation thereof or other calamity or crisis involving the United States, in each case the effect of which is such as to make it as of the time of such notice, in the reasonable judgment of such Underwriter, impracticable to market the Offered Securities of such Underwriter or to enforce contracts for the sale of such Offered Securities, or (iii) there has occurred after the time of execution of the Underwriting Agreement any material adverse change in the financial markets in the United States (or, in the international financial markets the effect of which on the financial markets in the United States shall be such), or any material adverse change in national political, financial or economic conditions in the United States (or the effect of international conditions on the financial markets in the United States shall be such), in each case the effect of which is such as to make it as of the time of such notice, in the reasonable judgment of such Underwriter, impracticable to market the Offered Securities of such Underwriter or to enforce contracts for the sale of such Offered Securities, or (iv) after the time of execution of the Underwriting Agreement, any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Securities Act of 1933) has occurred, or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) has been made, or (v) after the time of execution of the Underwriting Agreement, trading in any securities of the Company has been suspended or materially limited by the Commission, the New York Stock Exchange or the American Stock Exchange (except for suspensions at the request of the Company preceding a public announcement the substance of which does not involve a material adverse change in, or any adverse development which materially affects, the business, properties, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole, since the date of the Prospectus), or if trading generally on the New York Stock Exchange or the American Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by either of said exchanges or by such system or by order of the Commission, the NASD or any other governmental authority, or (vi) after the time of execution of the Underwriting Agreement, a banking moratorium has been declared by either Federal or New York authorities, or (vii) after the time of execution of the Underwriting Agreement, there has occurred a material disruption in securities settlement or clearance services.

         (7) Section X is hereby amended by inserting between the first and second paragraphs thereof the following two new paragraphs:

         All statements, requests, notices and agreements hereunder shall be in writing or by telegram if promptly confirmed in writing, and if to any Underwriter shall be sufficient in all respects if delivered or sent by registered mail to the address of such Underwriter set forth in Exhibit A hereto; and if to the Company shall be sufficient in all respects if delivered or sent by registered mail to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attention: Senior Vice President of Finance and Treasurer with a copy to Gannett Co. Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attention: Senior Vice President and General Counsel.

         This Agreement and the Underwriting Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Section VII hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement or the Underwriting Agreement. No purchaser of any of the Offered Securities from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

         Each underwriter severally represents and agrees that (1) it and each of its affiliates have not offered or sold and will not offer or sell any Offered Securities to persons in the United Kingdom prior to the expiry of the period of six months from the date of issue of the Offered Securities, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Offered Securities in circumstances in which Section 21(l) of the FSMA does not apply to the Company; and (3) it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

         Each underwriter severally represents and agrees that it and each of its affiliates have not publicly promoted and will not publicly promote (whether electronically or otherwise) the offer or sale of the Offered Securities by conducting a generalized advertising or cold calling campaign within or outside The Netherlands.

         Each underwriter severally represents and agrees that it and each of its affiliates are aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Offered Securities and that it and each of its affiliates will comply with the Securities Selling Prospectus Act (the "SSPA") of the Federal Republic of Germany (Wertpapier - Verkaufsprospektgeset:). In particular, each underwriter agrees not to engage in public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any Offered Securities otherwise than in accordance with the SSPA and any other act replacing or supplementing the SSPA and all other applicable laws and regulations.

         Each underwriter severally represents and agrees that the Offered Securities are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it and each of its affiliates have not offered or sold and will not offer or sell, directly or indirectly, any Offered Securities to the public in the Republic of France, and that it and each of its affiliates have not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the Offered Securities, and that such offers, sales and distributions have been and shall be made in France only to (1) qualified investors (investisseurs qualfies) and/or (2) a restricted group of investors (cercle restreint d'investisseurs) all as defined in Article 6 of ordonnance no. 67-833 dated 28th September, 1967 (as amended) and decret no. 98-880 dated 1st October, 1998.

                                        Very truly yours,

                                        BANC OF AMERICA SECURITIES LLC
                                        BANC ONE CAPITAL MARKETS, INC.
                                        J. P. MORGAN SECURITIES INC.


                                        By:  BANC OF AMERICA SECURITIES LLC


                                        By: /s/  Lily Chang
                                            ------------------------------------
                                            Name:  Lily Chang
                                            Title: Principal
                                            Acting severally on behalf of
                                            themselves and the several
                                            Underwriters named above

Accepted:

GANNETT CO., INC.

By: /s/ Gracia C. Martore
    -------------------------------------
    Name:  Gracia C. Martore
    Title: Senior Vice President of Finance
           and Treasurer